Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Aptiv PLC 2024 Long-Term Incentive Plan of our reports dated February 6, 2024, with respect to the consolidated financial statements and schedule of APTIV PLC and the effectiveness of internal control over financial reporting of APTIV PLC included in its Annual Report (Form 10-K) for the year ended December 31, 2023, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Detroit, Michigan

April 24, 2024